Exhibit 3.1
AMENDMENT NO. 1 TO THE FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
ENTERPRISE GP HOLDINGS L.P.
     This Amendment No. 1 (this “Amendment”) to the First Amended and Restated Agreement of Limited Partnership of Enterprise GP Holdings L.P., dated effective as of August 29, 2005 (the “Partnership Agreement”), is hereby adopted effective as of December 27, 2007, by EPE Holdings, LLC, a Delaware limited liability company, (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
     WHEREAS, Section 13.1(d) of the Partnership Agreement provides that the General Partner, without the approval of any Partner (as defined in the Partnership Agreement), may amend any provision of the Partnership Agreement that is necessary or advisable to comply with any rule, regulation, guideline or requirement of any National Securities Exchange (as defined in the Partnership Agreement) on which the Limited Partner Interests (as defined in the Partnership Agreement) are listed for trading;
     WHEREAS, the New York Stock Exchange (“NYSE”) has amended its rules to require that, effective January 1, 2008, listed companies must be eligible to participate in the Direct Registration System (“DRS”) administered by the Depository Trust Company;
     WHEREAS, the General Partner has determined, in its discretion, that an amendment to the Partnership Agreement in order to comply with the NYSE’s DRS eligibility rules is in the best interests of the Partnership and the Limited Partners;
     NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
Section 1. Section 4.1 is hereby amended to read in full as follows:
     Upon the Partnership’s issuance of Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner’s request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its interests in the Partnership and (b) upon the request of any Person owning any Partnership Securities, the Partnership shall issue to such Person one or more Certificates evidencing such Partnership Securities. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner. No Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that, notwithstanding any provision to the contrary in this Section 4.1 or elsewhere in this Agreement, Units may be certificated or uncertificated as provided in the Delaware Act, provided, further, that if the General Partner elects to issue Partnership Units in global form, the Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Units have been duly registered in accordance with the directions of the Partnership.

Section 2. Section 4.2 is hereby amended to read in full as follows:
     (a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate, or shall deliver other evidence of the issuance of uncertificated Units, evidencing the same number and type of Partnership Securities as the Certificate so surrendered.
     (b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign a new Certificate, or shall deliver other evidence of the issuance of uncertificated Units, in place of any Certificate previously issued if the Record Holder of the Certificate:
     (i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;
     (ii) requests the issuance of a new Certificate, or other evidence of the issuance of uncertificated Units, before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;
     (iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and
     (iv) satisfies any other reasonable requirements imposed by the General Partner.
If a Limited Partner fails to notify the General Partner within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate, or other evidence of the issuance of uncertificated Units.
     (c) As a condition to the issuance of any new Certificate, or other evidence of the issuance of uncertificated Units, under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 3. Sections 4.5(a) and (b) are hereby amended to read in full as follows:
     (a) The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Units and transfers of such Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates, or shall deliver other evidence of the issuance of uncertificated Units, evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.
     (b) Except as otherwise provided in Section 4.9, the General Partner shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests, or other evidence of the issuance of uncertificated Units, are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate, or other evidence of the issuance of uncertificated Units, under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.
Section 4. Section 4.9(a)(i) is hereby amended to read in full as follows:
     (i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests, or other evidence of the issuance of uncertificated Units, and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.
Section 5. Section 4.9(a)(iii) is hereby amended to read in full as follows:
     (iii) Upon surrender by or on behalf of the Limited Partner, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, or other evidence of the issuance of uncertificated Units, the Limited Partner or his duly authorized representative shall be entitled to receive the payment therefor.

Section 6. Section 5.6(b) is hereby amended to read in full as follows:
     (b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Security (including sinking fund provisions); (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates, or other evidence of the issuance of uncertificated Partnership Securities, and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Security; and (viii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.
Section 7. Section 5.10(c) is hereby amended to read in full as follows:
     (c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates, or other evidence of the issuance of uncertificated Units, to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, or other evidence of the issuance of uncertificated Units, the surrender of any Certificate, or other evidence of the issuance of uncertificated Units, held by such Record Holder immediately prior to such Record Date.
Section 8. Sections 5.12(d) and (e) are hereby amended to read in full as follows:
     (d) Before any holder of Non-Voting Units shall be entitled to convert such holder’s Non-Voting Units into Units, such holder shall surrender the Certificates evidencing the Non-Voting Units, duly endorsed, at the office of the General Partner or of any transfer agent for the Non-Voting Units, whereupon the Partnership shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Non-Voting Units one or more Certificates evidencing Units or other evidence of the issuance of uncertificated Non-Voting Units, registered in the name of such holder, for the number of Units to which the holder shall be entitled. Such conversion shall be deemed to have been made as of the date of the surrender of the Non-Voting Units to be converted.
     (e) The Certificates evidencing Non-Voting Units, or other evidence of the issuance of uncertificated Non-Voting Units, shall be separately identified and shall not bear the same CUSIP number, if any, as the Certificates evidencing Units or other evidence of the issuance of uncertificated Units.

Section 9. Section 10.1(b) is hereby amended to read in full as follows:
     (b) The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate or other evidence of the issuance of uncertificated Limited Partner Interests, as provided in Section 4.1 hereof.
Section 10. Sections 15.1(b) and (c) are hereby amended to read in full as follows:
     (b) If the General Partner elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests, or other evidence of the issuance of uncertificated Units, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate, or other evidence of the issuance of uncertificated Units, shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, or other evidence of the issuance of uncertificated Units, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).
     (c) At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest, or other evidence of the issuance of uncertificated Units, to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.
Section 11. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.
Section 12. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

     IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER: EPE HOLDINGS, LLC
By:	/s/ Ralph S. Cunningham
Dr. Ralph S. Cunningham
President and Chief Executive Officer

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